DAVE BANERJEE, CPA

An Accountancy Corporation – Member AICPA and PCAOB

6301 Owensmouth Avenue, Suite 750, Woodland Hills, CA 91367● (818) 657-0288● FAX (818) 657-0299● (818) 312-3283

December 12, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 12, 2017 of Parallax

Health Sciences, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our withdrawal.

Dave Banerjee CPA, an Accountancy Corp.

Dave Banerjee CPA, an Accountancy Corporation

Woodland Hills, CA